Web Site or Software Development Agreement

This Software Development Agreement (the "**Agreement**" or "**Software Development Agreement**") states the terms and conditions that govern the contractual agreement between [CISTCK] having his principal place of business at Tring Smajli No.22, Pristina 10000, Kosovo , (the "**Contracted**"), and **Tego Cyber Inc. ID# 84-2678167** having its principal place of business in Las Vegas, Nevada, USA, with an address of, 8565 S. Eastern Avenue, Suite 150, Las Vegas, NV 89123, USA (the "**Contractor**") who agrees to be bound by this Agreement.

WHEREAS, Tego Cyber Inc has conceptualized a Splunk Threat Intelligence Application (the "**WEB Site**"), which is described in further detail on [Exhibit A], and the Developer is a contractor of **CISTCK** with whom the **Tego Cyber Inc** has come to an agreement to develop the Web Site or software with **ASP.Net Core**.

NOW, THEREFORE, in consideration of the mutual covenants and promises made by the parties to this Web Site Development Agreement, the Developer **CISTCK.** and the Contractor **Tego Cyber Inc** (individually, each a "**Party**" and collectively, the "**Parties**") covenant and agree as follows:

1. Developer's duties

The **Tego Cyber Inc** hereby engages the Developer **CISTCK,** and the Developer **CISTCK** hereby agrees to be engaged by the **Tego Cyber Inc** to develop the **Web Site** in accordance with the specifications attached hereto as Exhibit A (the "**Specifications**").

1. The Developer shall complete the development of the **Web Site** according to the milestones described on the form attached hereto as Exhibit B. In accordance with such milestones, the final product shall be delivered to the **Tego Cyber Inc,** by [7/30/2020] (the "**Delivery Date**") as described in Exhibit B.

2. For a period of 30 [thirty] calendar days after delivery of the final product, the Developer shall provide **Tego Cyber Inc** attention to answer any questions or assist solving any problems with regard to the operation of the Web Site up to 48 [forty eight] of hours free of charge and billed to CISTCK at a rate of 10 EUR [five EUR] per hour for any assistance thereafter that was not requested in agreement. The **Developer: CISTCK** agrees to respond to any reasonable request for assistance made by the **Tego Cyber Inc.** regarding the **TEGO Splunk Threat Intelligence Application** Web Site within 90 [ninety] days of the request.

3. Except as expressly provided in this Web Site Development Agreement, the **Tego Cyber Inc.** shall give more information if required under this Agreement to provide any

other support or assistance by giving more information about requirements to the Developer CISTCK, therefore there is another document that should be filled for the developer attention by contractor **Tego Cyber Inc**. (00150_SDU_Website requirements Form).

4. The CISTCK or Tego Cyber Inc may terminate this Web Site Development Agreement at any time upon material breach of the terms herein and failure to cure such a breach within 10 [ten] days of notification of such a breach.

5. The Developer shall provide to the **Tego Cyber Inc** after the Delivery Date, a cumulative 5 [five days] of training with respect to the operation of the Web Site if requested by **Tego Cyber Inc**.

2. Delivery

The Web Site shall function in accordance with the Specifications on or before the Delivery Date.

A. If the Web Site as delivered does not conform with the Specifications, the **Tego Cyber Inc** shall within 5 [five working] days of the Delivery Date notify the Developer in writing or Verbally of the ways in which it does not conform with the Specifications. The Developer agrees that upon receiving such notice, it shall make reasonable efforts to correct any non-conformity ASAP.

B. The **Tego Cyber Inc** shall provide to the Developer written notice of its finding that the Web Site conforms to the Specifications within 20 [twenty working] days of the Delivery Date (the "Acceptance Date") unless it finds that the Web Site does not conform to the Specifications as described in Section 2(A) herein.

3. Compensation

Compensation. In consideration for the Service, **Tego Cyber Inc** shall pay the Contracted CISTCK. maximum total fee (EURO or Dollar) per this service for all work under this Web Site Development Agreement. Fees billed under this service shall be due and payable upon the CISTCK. providing Tego Cyber Inc. with a signature to agree with this agreement.

4. Intellectual property rights in the software

The Parties acknowledge and agree that **Tego Cyber Inc** will hold all intellectual property rights in the Web Site including, but not limited to, source code, copyright and trademark rights. The CISTCK. agrees not to claim any such ownership in the Web Site or Software's

intellectual property at any time prior to or after the completion and delivery of the Web Site or Software to the **Tego Cyber Inc**.

5. Change in specifications

Tego Cyber Inc may request that reasonable changes be made to the Specifications and tasks associated with the implementation of the Specifications. If **Tego Cyber Inc** requests such a change, the CISTCK. will use its best efforts to implement the requested change at no additional expense to **Tego Cyber Inc** and without delaying delivery of the Web Site or Software. In the event that the proposed change will, in the sole discretion of Tego Cyber Inc., require a delay in the delivery of the Web Site or Software or would result in additional expense to **Tego Cyber Inc**, then **Tego Cyber Inc** and CISTCK. shall confer and **Tego Cyber Inc** may either withdraw the proposed change or require CISTCK. to deliver the Web Site with the proposed change and subject to the delay and/or additional expense. **Tego Cyber Inc** agrees and acknowledges that the judgment as to if there will be any delay or additional expense shall be made solely by CISTCK.

6. Confidentiality

CISTCK. shall not disclose to any third party the business of the Client, details regarding the Web Site or Software, including, without limitation any information regarding the Web Site or Software's code, the Specifications, or the Client's business (the "Confidential Information"), (ii) make copies of any Confidential Information or any content based on the concepts contained within the Confidential Information for personal use or for distribution unless requested to do so by the Client, or (iii) use Confidential Information other than solely for the benefit of the Client.

7. CISTCK. warranties

CISTCK. represents and warrants to **Tego Cyber Inc** the following:

1. Development and delivery of the Web Site or Software under this Agreement are not in violation of any other agreement that the Developer has with another party.

2. The Web Site or Software will not violate the intellectual property rights of any other party.

3. For a period of 1 [One year] after the Delivery Date, the Web Site or Software shall operate according to the Specifications. If the Web Site or Software malfunctions or in any way does not operate according to the Specifications within that time, then the Developer shall take any reasonably necessary steps to fix the issue and ensure the Software operates according to the Specifications.

8. Indemnification

CISTCK agrees to indemnify, defend, and protect **Tego Cyber Inc** from and against all lawsuits and costs of every kind pertaining to the web site or software including reasonable legal fees due to the Developer's infringement of the intellectual rights of any third party.

9. No modification unless in writing

No modification of this Agreement shall be valid unless in writing and agreed upon by both Parties.

8. Applicable law

This Web Site or Software Development Agreement and the interpretation of its terms shall be governed by and construed in accordance with the laws of the State of KOSOVO [RKS] and subject to the exclusive jurisdiction of the state courts located in [Prishtina], KOSOVO [RKS].

IN WITNESS WHEREOF, each of the Parties has executed this Software Development Agreement, both Parties by its duly authorized officer, as of the day and year set forth below.

CISTCK Signature 06/04/2020 Albion Bikliqi, CEO CIS TRAINING CENTER KOSOVO CISTCK CIS Training Center Kosovo 810887713	TEGO CYBER INC Signature MM/DD/YYYY 06/04/2020 Shannon Wilkinson, CEO

Exhibit A
Software specifications

Deliver a complete development of the website Tego Splunk Threat Intelligence Application with a code used "ASP.NET Core" as per request by **Tego Cyber Inc.**

1. **Short Description**
   The application will consist of three parts which are further described in this Exhibit:
   - Client-Facing Site
   - Threat Intelligence Platform
   - Splunk Application

2. **Technology:**
   The underlying technology used will be ASP.NET Core. The Contractor and the Contracted will work together to find a front-end design and code that is agreeable to both parties.

3. **Description of Project Parts:**
   a. ***Client-Facing Site***
   The client-facing portion of the project will allow the client to register for an account, purchase a license for the threat intelligence platform, and manage their account information.

   b. ***Threat Intelligence Platform***
   The Threat Intelligence Platform (TIP) is the basis for this project and future development projects. The TIP takes information from threat intelligence sources through API, CSV, and other formats and processes the information through an ETL process to be stored in a Tego TIP database. This information is then processed to be sent to the client, depending on the license and client application.

   For this project, the TIP will only send information to the client, it will not collect any information from the client's devices or application.

   c. ***Splunk Application***
   The Splunk Application is the integration portion to Splunk. It will allow the client to put in their TIP license key and will allow the client to get data from the TIP every 30 minutes. The application will also come with pre-built dashboards for the client to show threats in their environment based on the TIP data.

4. **Existing Code:**
The Contractor shall provide the Contracted a copy of the code base where a portion of the Threat Intelligence Platform has been built by a previous developer. The Contracted has the option of using the existing code or if it will not significantly impact the timeline of the project, the Contracted may redevelop the Threat Intelligence Platform.

Exhibit B
Milestone schedule

Date	Project milestone
6/1/2020	Project Start Date
6/15/2020	Threat Intelligence Platform Code Complete Walk-through of code and integrations presented to Contractor Check-in of Code to Contractor Bitbucket Account
6/26/2020	Client Side/License Purchase Code Complete Walk-through demo of client side presented to Contractor Check-in of Code to Contractor Bitbucket Account
7/17/2020	Splunk App Code Complete Walk-through of code and integration presented to Contractor Check-in of Code to Contractor Bitbucket Account
7/20/2020	Begin bug fixes

Date	Project milestone
7/30/2020	Project Completed

Web Site or Software Development Agreement Addendum

This addendum to the Software Development Agreement (the "**Agreement**" or "**Software Development Agreement**") states the terms and conditions that govern the contractual agreement between [CISTCK] having his principal place of business at Tring Smajli No.22, Pristina 10000, Kosovo , (the "**Contracted**"), and **Tego Cyber Inc. ID# 84-2678167** having its principal place of business in Las Vegas, Nevada, USA, with an address of, 8565 S. Eastern Avenue, Suite 150, Las Vegas, NV 89123, USA (the "**Contractor**") who agrees to be bound by this Addendum to the Agreement.

1. Compensation

Compensation. In consideration for the Services described in the Software development agreement, **Tego Cyber Inc** shall pay the Contracted CISTCK maximum total fee US$20,000.00 (twenty_thousand_dollars) per this service for all work under this Development Agreement, specifically Tego Guardian first phase. The payment should be executed by Tego Cyber Inc. each month $5,000 (five_thousand_dollars) each month until project completion or the maximum total fee of US$20,000 (twenty_thousand_dollars) is reached. Fees under this service shall start due and payable upon the CISTCK providing Tego Cyber Inc. with a signature to agree with this agreement.

- **Payment details**

Payment should be done by using Wire transfer to Albion Bikliqi, CEO of CISTCK. For payment details, see below:

Beneficiary Bank:	TEB Sh.A. Prishtine, Kosovo
Swift Code / BIC	**TEBKXKPR**
Beneficiary Name	ALBION BIKLIQI
Beneficiary IBAN	**XK05 20-14-0001827534-19**
Beneficiary Address	388.RR.AGIM CELA P.N.-1 PRISTINE, KOSOVO 10000
Corresponding Bank:	BNP PARIBAS U.S.A - NEW YORK BRANCH, USA
SWIFT CODE	**BNPAUS3N**

IN WITNESS WHEREOF, each of the Parties has executed this addendum to the Software Development Agreement, both Parties by its duly authorized officer, as of the day and year set forth below.

CISTCK Signature 06/04/2020 Albion Bikliqi, CEO	TEGO CYBER INC Signature 06/05/2020 Shannon Wilkinson, CEO